EXHIBIT 99.1

Old Line Bancshares Adds New Board Member

Bowie, MD – November 21, 2013 – Old Line Bancshares, Inc. (NASDAQ: OLBK), the parent company of Old Line Bank, today announced that Thomas H. Graham, Vice President People Strategy and Human Resources for Pepco Holdings, Inc. (PHI) was appointed to its Board of Directors.

“Tom has exceptional leadership and management expertise and we are delighted that he has joined Old Line Bancshares board of directors,” said Craig E. Clark, Chairman.

Graham currently serves as Vice President People Strategy and Human Resources at PHI, a regional energy holding company that provides utility service to more than 2 million customers. In this role, Graham is responsible for developing and implementing enterprise-wide policies and programs encompassing all aspects of human resource management including employment, employee and labor relations, employee benefits, succession planning, compensation, development, diversity programs, and management and employee assistance.

Previously, Graham held several leadership positions within the organization that included President, Pepco Region, Regional Vice President, Manager, Strategic Accounts, and Manager, Billing Services and Investigations during his 27-year career.

“Tom brings a wealth of experience and insights that are a result of managing departments and programs for a leader in the energy delivery industry,” said James W. Cornelsen, President and Chief Executive Officer. “We are glad to have Tom as a part of our team and he is a great addition to our board.”

Graham currently serves on the board of the Center for Energy Workforce Development (Chair) and Maryland Chamber of Commerce (Chair). Graham is also on the boards for Heroes, Inc., the Kevin Durant Charity Foundation and Prince George’s County Economic Development Corporation. In addition, Graham has received several awards and recognition for excellence including a selection as one of the 2012 Idealists of the Year, MEA Magazine’s 50 Powerful US/International Business Executive Awards and one of the 50 Most Influential Marylanders by The Daily Record for 2013.

“I am honored to join the Old Line Bancshares board,” Graham said. “The company has a strong reputation in the market and I look forward to sharing my experiences and contributing to the direction and growth of this industry leader.”

Graham earned a bachelor’s degree in business management from The University of Tampa. Graham has completed the Executive Education Program in financial management at the University of Michigan, as well as the Senior Executive Leadership Certificate Program at Georgetown University.

In addition to Graham, Old Line Bancshares board of directors consists of Craig E. Clark, Chairman, Frank Lucente, Jr. Vice Chairman, James W. Cornelsen, President and Chief Executive Officer, George Thomas Daugherty, James F. Dent, Andre’ J. Gingles, William J. Harnett, Gail D. Manuel, Carla Hargrove McGill, Gregory Stephen Proctor, Jr., Jeffery A. Rivest, Suhas R. Shah, John M. Suit, II, Michael J. Sullivan and Frank E. Taylor, Jr.

Old Line Bancshares, Inc. is the parent company of Old Line Bank; a Maryland chartered commercial bank headquartered in Bowie, Maryland. Old Line Bank was established in 1989 and has 23 branch locations serving the suburban areas surrounding Washington, D.C., including Prince George's County, Anne Arundel County, Charles County, Calvert County and St. Mary's County. The Bank serves small to medium-sized businesses, entrepreneurs, professionals, consumers and high net worth clients. For additional information, please visit our website at www.oldlinebank.com or call 301-430-2500.

CONTACT:	James W. Cornelsen, President and Chief Executive Officer
(301) 430-2530